Exhibit 99.1

Contact:
Patriot Investor Relations
ir@ptsc.com
760-547-2700 ext. 102

Patriot Data Solutions Group Affirms Go To Market Strategy

CARLSBAD, Calif., July 8, 2010-- (PR Newswire)--Patriot Scientific Corporation (OTCBB: PTSC - News) today reported initial success of the go-to-market strategy for its wholly owned subsidiary, Patriot Data Solutions Group (PDSG).

“With the assistance of strategic consultants at Attain, LLC, we have worked for several months to reposition PDSG through strategic planning and reorganization efforts, and to develop an effective go-to-market strategy for PDSG’s Crossflo DataExchange® (CDX) solution set,” said Cliff Flowers, interim CEO of Patriot Scientific. “I am pleased to announce that we are seeing early signs that validate our accomplishments to date. Previously, our ability to market mission critical infrastructure directly to end users was challenged by our small size and market presence. However, working with Attain we have gained access to channel partners that regularly market solutions and services to a broader target audience, and we are working to familiarize them with the CDX product line.”

With a go-to-market strategy that harnesses the market access of channel partners, PDSG is beginning to identify opportunities where it can jointly market data sharing solutions and services to the public safety marketplace. In addition to significantly increasing PDSG’s pipeline of business opportunities and the size of systems integration projects it may pursue, the channel strategy also provides access to new markets, including Federal customers.

“While I am convinced that the development of channel partners is critical for our ability to access the market, I must emphasize that we are in the early stages of this effort,” said Mr. Flowers.  “Expanding the number of engaged partners, integrating closely with their existing solutions and participating in end user proposals, etc. are all steps that we will be taking as we move forward to develop our business.”

“I am pleased with our assistance to Patriot in identifying the right approach to marketing its CDX solution set and broadening its access to both new and existing markets,” said Greg Baroni, chairman and CEO of Attain. “We at Attain have always been impressed by CDX and have believed the market for such data sharing services has been underserved. We look forward to continuing to help deliver CDX to a larger market audience.”

About Patriot Scientific Corporation

Headquartered in Carlsbad, California, Patriot Scientific Corporation (PTSC) provides data sharing and secure data solutions for a connected world. These activities are funded with revenues generated, in a large part, from the Moore Microprocessor Patent™ Portfolio.  For more information on Patriot Scientific Corporation, visit: www.ptsc.com.

About Patriot Data Solutions Group

Patriot Data Solutions Group, Inc. (“PDSG”) provides products and solutions that enable mission-critical applications to significantly accelerate the time to value and reduce total cost of ownership for their data-sharing initiatives.  The company’s flagship product, the Crossflo DataExchange® solution, helps link systems together and facilitates secure data sharing for any information exchange initiative in the public safety and criminal justice markets.  The solution has been designed to work directly with a number of national data sharing standards, including NIEM (National Information Exchange Model), and the Global Justice XML Data Model (GJXDM) and HL7 (Health Level 7). PDSG also offers Vigilys, a software product that leverages data accessed by CDX and provides a shared, map-based, common operating picture that allows field based first responders and office based emergency managers the ability to visualize incident responses and collaborate in real-time. PDSG’s technological innovation is backed by subject matter expertise and proven methodologies, facilitating the rapid exchange of actionable data in mission-critical applications such as clinical quality improvement and emergency services response management.

PDSG has been working with some of the nation’s earliest and most innovative data exchange projects including one of the most advanced statewide data-sharing initiatives to be deployed in the United States.  PDSG is the data-sharing group of Patriot Scientific Corporation, which is headquartered in Carlsbad, California (OTC BB:PTSC). For more information on Patriot Data Solutions Group, visit www.pdsg.com.

About Attain

Based in Vienna, Va., Attain is a professional services company comprised of innovative problem solvers who deliver tangible results to address today’s complex public sector challenges. With approximately 200 employees, Attain delivers strategic, operational support, healthcare solutions, and IT security and application services to more than 125 customers in the Federal, state and local government, higher education and nonprofit markets.

For more information about Attain, please visit www.attain.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.